NORTHEAST UTILITIES                                                   Exhibit 12

Ratio of Earnings to Fixed Charges

(Thousands of Dollars)


                                               YEAR             YEAR          YEAR             YEAR            YEAR      12 MONTHS
                                               1995             1996          1997             1998            1999        SEP-00
                                               ----             ----          ----             ----            ----      ---------
Earnings, as defined:

     Net income (loss) before
       extraordinary item                   $ 282,434         $ 38,929    $ (129,962)      $ (146,753)       $ 34,216     $ 136,662
         Income taxes                         261,970           96,110         1,948            5,939          98,611       152,117
         Equity in earnings of regional
           nuclear generating and
           transmission companies              (3,094)          (6,649)       (4,653)          (1,456)         (2,905)       (4,559)
         Minority interest                      8,732            9,300         9,300            9,300           9,300         9,300
         Fixed charges, as below              321,185          298,193       291,348          292,622         279,851       301,367
                                            ---------        ---------     ---------        ---------       ---------     ---------
     Total earnings, as defined:            $ 871,227        $ 435,883     $ 167,981        $ 159,652       $ 419,073     $ 594,887
                                            =========        =========     =========        =========       =========     =========

Fixed Charges, as defined:

     Interest on long-term debt             $ 315,862        $ 285,463     $ 282,095        $ 273,824       $ 258,093     $ 218,661
     Other interest                           (16,644)          (7,470)      (10,114)          (4,735)          5,558        70,495
     Rental interest factor                    21,967           20,200        19,367           23,533          16,200        12,211
                                            ---------        ---------     ---------        ---------       ---------     ---------
     Total fixed charges, as defined        $ 321,185        $ 298,193     $ 291,348        $ 292,622       $ 279,851     $ 301,367
                                            =========        =========     =========        =========       =========     =========

Ratio of earnings to fixed charges               2.71             1.46          0.58             0.55            1.50          1.97
                                            =========        =========     =========        =========       =========     =========
